UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

    Preliminary Proxy Statement
    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to Section 240.14a-12

GREENHILL & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11( a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 20, 2007

Dear Stockholders:

You are cordially invited to join us for our 2007 annual meeting of stockholders, which will be held on Wednesday, April 25, 2007, at 10:00 am ET, at the Waldorf-Astoria, 301 Park Avenue, New York, New York 10022. Holders of record of our common stock as of March 12, 2007 are entitled to notice of and to vote at the 2007 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Stockholders of record also have the option of voting their shares via the Internet. Instructions on how to vote via the Internet are on the proxy card.

If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as described under ‘‘How can I attend the meeting?’’ on page 3 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, April 25, 2007 at 10:00 a.m., Eastern Time
Place:	Waldorf-Astoria 301 Park Avenue New York, New York 10022
Items of Business:	1. The election of directors.
2. The ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2007.
3. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 12, 2007.
Voting by Proxy or via the Internet:
Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy or via the Internet to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, American Stock Transfer & Trust Company, for which no postage is required if mailed in the United States. Instructions on how to vote via the Internet are on the proxy card.

By Order of the Board of Directors
Secretary

i

Greenhill & Co., Inc. (which we refer to as ‘‘Greenhill’’, ‘‘we’’ or the ‘‘firm’’ in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on April 25, 2007, and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 20, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors and ratification of the selection of our independent auditors. Also, management will report on matters of current interest to our stockholders and respond to questions from our stockholders.

Who is entitled to vote at the meeting?

The Board has set March 12, 2007, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 12, 2007, you are entitled to vote at the meeting. As of the record date, 28,468,032 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 28,468,032 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting;

•	you have properly submitted a proxy card by mail; or

•	you have properly voted via the Internet.

How do I submit my proxy vote?

If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.

If you wish to vote using a proxy, please return your signed proxy card to us before the annual meeting.

If you hold your shares in ‘‘street name,’’ you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.

What is the difference between a stockholder of record and a ‘‘street name’’ holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in ‘‘street name.’’ Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under ‘‘How do I submit my proxy vote?’’

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

How do I vote via the Internet?

Internet voting information is provided on the proxy card. A control number, which is the number located below the account number on the proxy card, is designated to verify a stockholders identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet, please do not return a signed proxy card. Stockholders who hold their shares through a bank or broker can vote via the Internet if that option is offered by the bank or broker.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The approval of a plurality of the votes of the shares present at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditors.

How are votes counted?

You may either vote ‘‘FOR’’ or ‘‘WITHHOLD’’ authority to vote for each nominee for the Board of Directors. You may vote ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN’’ on the other proposals.

If you submit your proxy or vote via the Internet but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

The New York Stock Exchange permits a member broker who holds shares in street name for customers to vote on certain items even if the broker has not received instructions from the beneficial owner of the shares.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the nominees for director; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2007.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or vote via the Internet but do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2007.

Can I change my vote after submitting my proxy?

Yes. Whether you vote by mail or via the Internet, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	By sending a written notice of revocation to the Secretary of Greenhill;

•	By submitting a later-dated proxy to the Secretary of Greenhill;

•	By voting via the Internet or a later time; or

•	By voting in person at the meeting.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether stockholders vote by mail, via the Internet or in person, (1) all proxies, ballots and voting tabulations that identify stockholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a stockholder; and (2) voting tabulations are performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. You also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

Please let us know if you plan to attend the meeting when you return your proxy, by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular compensation.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

Our executive officers and directors are encouraged to own Greenhill common stock, par value $.01 per share, to further align management’s and stockholders’ interests.

The following table shows how many shares of our common stock were beneficially owned as of March 12, 2007, by each of our directors, director nominees and executive officers named in the Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, except as noted below no stockholder beneficially owned more than five percent of our common stock as of March 12, 2007. The percentage has been calculated on the basis of 28,468,032 shares of common stock outstanding as of March 12, 2007 (excluding treasury stock).

The address for each listed stockholder (other than FMR Corp. and Morgan Stanley) is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Robert F. Greenhill (1)	4,936,091	17.3%
Scott L. Bok	1,539,154	5.4%
Simon A. Borrows	1,541,084	5.4%
Robert H. Niehaus (2)	1,160,435	4.1%
John D. Liu	123,645	*
John C. Danforth	2,807	*
Steven F. Goldstone	4,419	*
Stephen L. Key	4,260	*
Isabel V. Sawhill	4,419	*
All Directors and Executive Officers as a group (11 persons)	9,421,983	33.1%
5% Stockholders:
Timothy M. George (3)	1,536,577	5.4%
James R. C. Lupton	1,539,526	5.4%
FMR Corp. (4)	2,229,300	7.8%
Morgan Stanley (5)	2,280,103	8.0%

*	Less than 1% of the outstanding shares of common stock.

(1)	Robert F. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by two entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 3,969,450 of our shares. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 961,472 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.

(2)	Includes 4,500 shares held in three trusts of which Mr. Niehaus’ children are beneficiaries. Mr. Niehaus expressly disclaims beneficial ownership of the 4,500 shares of common stock held by the trusts.

(3)	Includes 136,000 shares held in two trusts of which Mr. George is a co-trustee.

(4)	Address: 82 Devonshire Street, Boston, MA 02109

(5)	Address: 1585 Broadway, New York, NY 10036.

Our named executive officers have pledged as collateral certain shares of our common stock owned by them pursuant to the non-competition and pledge agreements described on pages 17-18: Mr. Greenhill, 804,550 shares; Mr. Bok, 267,613 shares; Mr. Borrows, 267,613 shares; Mr. Niehaus, 201,209 shares; and

Mr. Liu, 22,482 shares. Except for such pledges and except as otherwise provided under the transfer rights agreements described on pages 19-20, the named executive officers are not currently permitted to transfer, hedge or otherwise dispose of the economic risk of ownership of the shares through short sales, option transactions or use of derivative instruments.

Messrs. Greenhill, Bok, Borrows, Niehaus, Liu, George and Lupton are employees of Greenhill. They beneficially own approximately 43% of our common stock in the aggregate. In addition, other employees of Greenhill beneficially own approximately 10% of the common stock of Greenhill.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Such persons are required to furnish us with copies of these reports. We believe that all Section 16(a) filing requirements applicable to our executive officers and directors for 2006 were satisfied.

ITEM 1 — ELECTION OF DIRECTORS

The number of directors currently serving on our Board of Directors is seven. Each director who is elected will serve a one-year term. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors.

The Board of Directors recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.

Robert F. Greenhill, 70, our founder, has served as our Chairman and Chief Executive Officer since the time of our founding in 1996. Mr. Greenhill has been a member of our Management Committee since its formation in January 2004. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Greenhill is also a member of the Investment Committee of Greenhill Capital Partners. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was chairman and chief executive officer of Smith Barney Inc. and a member of the board of directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, Mr. Greenhill was a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley’s newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley’s investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley’s management committee.

Scott L. Bok, 47, has served as our U.S. President since January 2004 and as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. From 2001 until the formation of our Management Committee, Mr. Bok participated on the two-person administrative committee responsible for managing Greenhill’s operations. Mr. Bok has also served as a Senior Member of Greenhill Capital Partners since its formation and is a member of its Investment Committee. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a managing director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok is a member of the board of directors of Heartland Payment Systems, Inc., and various private companies, and a member of the Boards of Trustees of the University of Pennsylvania, the Chapin School and Prep for Prep.

Simon A. Borrows, 48, has served as our Non-U.S. President since January 2004 and as a member of our Management Committee since its formation in January 2004. In addition, Mr. Borrows has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. From 2001 until the formation of our Management Committee, Mr. Borrows participated on the two-person administrative committee responsible for managing Greenhill’s operations. Mr. Borrows is also a member of the Investment Committee of Greenhill Capital Partners. Mr. Borrows joined Greenhill as a Managing Director in June 1998. Prior to joining Greenhill, Mr. Borrows was the managing director of Baring Brothers International Limited (the corporate finance division of ING Barings), a position Mr. Borrows had held since 1995. Mr. Borrows was a director of Baring Brothers from 1989 to 1998. Prior to joining Baring Brothers in 1988, Mr. Borrows worked in the corporate finance department of Morgan Grenfell.

John C. Danforth, 70, has served on our Board of Directors since February of 2005. He served as the United States Representative to the United Nations between July of 2004 and January of 2005 and, except during his service at the United Nations, has been a Partner in the law firm of Bryan Cave LLP since 1995. He served in the United States Senate from 1976 to 1995. Senator Danforth is a Director of Cerner Corporation. He is ordained to the clergy of the Episcopal Church.

Steven F. Goldstone, 61, has served on our Board of Directors since July of 2004. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He is also the non-executive Chairman of ConAgra Foods, Inc. and a director of American Standard Companies.

Stephen L. Key, 63, has served on our Board of Directors since May 2004. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC. Since 2001, he has served as the Vice Chairman and Chief Financial Officer of J.D. Watkins Enterprises, Inc. and as a member of its Advisory Board of Directors. From 2001 to March 2004, Mr. Key was a member of the Board of Directors of Aurora Foods, Inc., during which time he served as the chairman of the Board’s Audit and Compliance Committee and served on the Board’s Independent Committee. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York. Mr. Key is also a member of the Board of Directors and serves as the Chairman of the Audit Committee of 1-800-Contacts, Inc. and a member of the Board of Trustees of the Rhode Island School of Design.

Isabel V. Sawhill, 69, has served on our Board of Directors since July of 2004. Dr. Sawhill currently serves as a Senior Fellow (Ecomomic Studies ) of the Brookings Institution. From 2003 until 2006, Dr. Sawhill was Vice President and Director of Economic Studies at the Brookings Institution and prior to that had been a senior fellow at Brookings since 1997. From 1995 until 1997 she was a Senior Fellow at the Urban Institute. From 1993 until 1995, she served as an Associate Director at the Office of Management and Budget. Ms. Sawhill is a member of the Board of Directors of a number of non-profit organizations.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, all of which are available on our Web site at www.greenhill.com. Other corporate governance documents also are available on our Web site, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics.

Director Independence

Under applicable New York Stock Exchange listing standards, a majority of the Board of Directors must be independent, and no director qualifies as ‘‘independent’’ unless the Board of Directors affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under ‘‘Certain Relationships and Related Transactions’’ below. The Board also examined transactions and relationships between directors or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

The Board determined that none of Ms. Sawhill or Messrs. Danforth, Goldstone, or Key

•	had any material relationship with Greenhill (other than as directors)

•	had any material relationship, either directly or as a partner, shareholder or officer of another organization that has a relationship with Greenhill

•	is an employee or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•	receives, or has an immediate family member who receives, more than $100,000 in direct compensation from Greenhill (other than director and committee fees)

•	is affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Greenhill

•	is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•	is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•	is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.

As a result of this review the Board affirmatively determined that each of our non-employee directors (Steven F. Goldstone, John C. Danforth, Stephen L. Key and Isabel V. Sawhill) is ‘‘independent’’ as that term is defined in the applicable New York Stock Exchange listing standards. Messrs. Greenhill, Bok and Borrows cannot be considered independent directors because of their employment as executive officers of Greenhill.

Meetings of the Independent Directors

In addition to the committees of the Board of Directors described above, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill, Bok and Borrows) and other members of management do not participate. The independent directors take turns serving as the presiding director of these executive sessions.

Committees of the Board

Audit Committee

Members:
Stephen L. Key (Chairman)
Isabel V. Sawhill
John C. Danforth

The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are ‘‘independent’’ as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable New York Stock Exchange listing standards. The Board of Directors also has determined that all members of the Audit Committee have the accounting or related financial expertise required by the applicable New York Stock Exchange listing standards and that Mr. Key is an ‘‘audit committee financial expert’’ as defined by applicable regulations of the Securities and Exchange Commission. While we do not have a policy that limits the number of public company audit committees on which the members of our Audit Committee may serve, none of the members of our Audit Committee currently serves on more than three such audit committees.

The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter, which is available on our Web site at www.greenhill.com. The Audit Committee met five times during 2006. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC, met three times during 2006.

Compensation Committee

Members:
Steven F. Goldstone (Chairman)
Stephen L. Key
Isabel V. Sawhill

The Board of Directors has determined that all members of the Compensation Committee are ‘‘independent’’ as that term is defined in applicable New York Stock Exchange listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the chief executive officer), approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. In addition, the Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee has adopted and operates under a written charter, which is available on our Web site at www.greenhill.com. The Compensation Committee met twice during 2006.

Nominating and Governance Committee

Members:
Isabel V. Sawhill (Chairman)
Steven F. Goldstone
Stephen L. Key

The Board of Directors has determined that all members of the Nominating and Governance Committee are ‘‘independent’’ as that term is defined in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, and evaluates the annual evaluation process for the Board and Board committees. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, which is available on our Web site at www.greenhill.com. The Nominating and Governance Committee met once during 2006.

Meeting Attendance

Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. All of our directors attended the annual meeting of stockholders in 2006.

Procedures for Contacting the Board of Directors

The Board has established a process for stockholders and other interested parties to send written communications to the Board or to individual directors. Such communications may be made anonymously. Such communications should be sent by U.S. mail to the Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York 10022. The communications will be collected by the Secretary and delivered, in the form received and if so addressed, to a specified director, the independent directors or the Audit Committee or its Chairman.

Procedures for Selecting and Nominating Director Candidates

In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and diversity. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.

We have not adopted any procedures by which stockholders may recommend nominees to the Board. In light of the fact that more than 50% of our outstanding common stock is owned by our employees, we do not consider such a procedure necessary at this time, but the Nominating and Governance Committee may reconsider the need for such a procedure should our stock ownership profile change materially in the future.

Director and Officer Indemnification

We have entered into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. These agreements are in addition to our indemnification obligations under our amended and restated certificate of incorporation.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our Web site at www.greenhill.com.

We intend to post on our Web site any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions within five business days following the date of such amendment or waiver.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview and Process

The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors, has overall responsibility for evaluating and approving the executive officer base salary, incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs of the company. We have not retained any compensation or similar consultants to assist in determining forms or amounts of compensation. Rather, the Compensation Committee maintains a dialogue with the management of Greenhill regarding compensation, industry practices, and the contributions of individual executives are taken into account in determining compensation. The Compensation Committee in approving annual compensation also is aware of the amounts of compensation previously awarded to the executive officers and their level of stock ownership.

Compensation Philosophy

Given the critical importance of human capital to our business, we have designed our executive compensation program to attract, motivate and retain the executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value. A substantial portion of each executive’s total compensation is variable and delivered on a pay-for-performance basis. We are committed to utilizing the executive compensation program to cement our ownership culture and to broaden employee ownership over time. We strongly believe that executive and employee ownership directly aligns the interests of employees and stockholders and promotes long-term stockholder value creation. The key components of the compensation program for executive officers are base salary, annual incentive compensation and long-term incentives, and for those of our executive officers who are active in Greenhill Capital Partners or our venture fund, Greenhill SAVP, profit overrides earned by Greenhill Capital Partners or Greenhill SAVP, respectively, each of which is described below. It is our policy that compensation and benefits in the aggregate represent 50% or less of our revenues. In allocating compensation to our executive officers and other senior professionals, our primary emphasis is on evaluating the relative contribution to the company that each executive officer and other senior professional has made and on allocating compensation fairly to reflect those contributions.

Components of Compensation

Base Salary.    Consistent with industry practice, the base salaries for our executive officers generally account for a relatively small portion of their overall compensation. Executive officer base salaries and subsequent adjustments, if any, will be determined by the Compensation Committee, based on a review of relevant publicly available market data and other factors the Compensation Committee believes are relevant. In addition, the Compensation Committee will consider salary adjustments for the organization’s broader employee population.

Annual base salaries for executive officers were set at $600,000 at the time of our initial public offering in 2004 and have remained at that level since then.

Incentive Compensation.    Incentive compensation is a key component of Greenhill’s executive compensation strategy. Bonus payouts are generally based on the firm’s operating performance and each individual’s contributions to revenue as well as to the development of the firm’s client base, strategic development and market position. Consistent with our philosophy regarding executive ownership, the executive officer bonuses are generally payable in the form of cash and restricted stock units. The proportion of cash to restricted stock units may vary from year to year depending on the amount of revenues, industry practices and other factors. For example, bonuses paid in respect of fiscal year 2006 were paid in cash and restricted stock units, with the equity component generally representing 38% (or in the case of the members of the management committee, 50%) of the total incentive payout. Greenhill believes the use of significant equity-based awards as part of the compensation program will support the achievement of the firm’s long-term objectives and stockholder value creation, further align executive and stockholder interests and promote executive ownership. Performance bonuses are only granted once a year, generally at the meeting of the Compensation Committee held in January once the revenue and other financial information is available; however, we often make restricted stock unit grants to new employees at the time that they join the firm to foster a sense of ownership.

The restricted stock units generally will vest over a period of five years, consistent with our desire to maximize long-term retention of senior professionals. Restricted stock units generally vest pro rata over a five year period but may also be subject to cliff vesting at the end of five years. Restricted stock units are only transferable in limited circumstances. We pay dividend equivalents to the holders of unvested restricted stock units.

Profit Overrides.    In addition to base salary and incentive compensation described above, those executive officers who also serve as members of the Investment Committee of Greenhill Capital Partners (which we also refer to as ‘‘GCP’’), which manages our private equity funds, and other employees who have played significant roles in the investments made by Greenhill Capital Partners or our venture capital fund, Greenhill SAVP, may receive as additional compensation in any fiscal year from profit overrides allocated to such executive officers in previous fiscal years (subject to achievement of a minimum investment return for our funds’ outside investors). Profit overrides in respect of any new investment are allocated on an annual basis in the same year as such investment is made to employees based on the recommendations of the chairmen of the respective investment committees; to the extent that any portion of available profit overrides was not allocated to specific individuals at the beginning of a year, such unallocated portions may be allocated to employees as a performance bonus in respect of the investment. Up to one-half of the profit overrides payable by the investors in our funds is allocated to employees in the year each investment is made. The remainder of the profit overrides is allocated to the firm. The ultimate value of the profit override in respect of an investment will not be determinable until that investment has been fully divested or otherwise monetized by the fund in question, a process which can take many years. No portion of such profit overrides is paid to employees until such time as the profit overrides are actually paid to the firm by the funds. Profit overrides are subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Other Forms of Compensation.    We provide Mr. Greenhill with a car and driver. In addition, Mr. Greenhill uses an aircraft owned by the Company for personal travel; Mr. Greenhill reimburses us for the costs associated with the use of the aircraft. We do not provide any other perquisites to Mr. Greenhill or any other employees. We do not have any pension, severance or deferred compensation plans, except for our qualified 401(k) plan.

        Allocation of Compensation

Bonuses (including cash and restricted stock units) are awarded once at the beginning of each calendar year in respect of performance for the preceding year. In order to determine the amount of bonuses to be awarded to the executive officers, we begin by determining the available bonus pool, which is calculated by multiplying our revenues for the immediately preceding year by a percentage (determined by management but not to exceed 50%), and subtracting from that number the salaries paid to all employees and the bonuses payable in respect of the preceding fiscal year to all employees other than the managing directors. The remaining amount is then available for payment of bonuses to managing directors. Management then reviews the relative contributions of each managing director, including the named executive officers, including contributions made to revenues (both advisory and merchant banking revenues), business development and the expansion and development of the firm. On the basis of this review, management then makes a proposal to the compensation committee regarding the total amount of bonus and the allocation between cash and restricted stock units. A proposal for the allocation of profit overrides is made by the chairmen of the respective investment committees based on a similar review of the contributions of the employees involved in the merchant banking business.

In determining the amount of compensation of the named executive officers for 2006, the Compensation Committee considered the contributions to revenues, business development and development of the firm of all of the officers. In addition, in the case of Messrs. Bok, Greenhill and Niehaus, the Compensation Committee also considered their contributions to Greenhill Capital Partners, both contributions to the generation of revenue and to the sourcing of new investments. In the case of Mr. Liu, the Compensation Committee considered Mr. Liu’s contribution to the establishment of the firm’s new venture capital fund, Greenhill SAVP.

Executive Stock Ownership

All of our executive officers own significant amounts of stock in Greenhill. See ‘‘Security Ownership of Directors, Executive Officers and Certain Beneficial Owners.’’ Pursuant to agreements that were entered into at the time of our public offering in 2004, our executive officers have agreed not to transfer the shares they owned at the time of the public offering for a period of five years following the initial public offering other than in certain limited circumstances. In addition, new grants of restricted stock units made to such officers as compensation are subject to restrictions on vesting. In addition, all of our executive officers have made significant investments in our private equity funds. As a result, we believe our executive officers have a demonstrable and significant interest in increasing the stockholders’ value over the long term.

Tax and Accounting Implications

Policy on Qualifying Compensation for Deductibility.    Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy is to maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully deductible if we believe such payments are in our stockholders’ interests.

Accounting for Stock-Based Compensation.    Beginning on January 1, 2005, we began accounting for stock-based compensation in accordance with the requirements of FASB Statement 123 (R). This accounting practice has not caused us to change our compensation procedures.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Greenhill has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee of the Board of Directors of Greenhill & Co., Inc.
Steven F. Goldstone, Chairman
Stephen L. Key
Isabel V. Sawhill

Executive Compensation Tables

Summary Compensation Table

Name	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan (2)	All Other Compensation	Total
Robert F. Greenhill Chairman and Chief Executive Officer	2006	$600,000	$1,474,436	$3,864,838	$6,905,418(3)	$12,844,692
Scott L. Bok U.S. Co-President	2006	600,000	971,362	2,460,734	8,772,244(4)	12,804,340
Simon A. Borrows Non-U.S. Co-President	2006	621,961(5)	1,443,845	3,750,272	1,761,264(6)	7,577,342
Robert H. Niehaus Chairman, Greenhill Capital Partners	2006	600,000	396,262	887,556	20,372,605(7)	22,256,423
John D. Liu Chief Financial Officer	2006	600,000	225,194	925,477	197,283(8)	1,947,954

(1)	These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year in question in accordance with FAS 123(R) of awards made pursuant to our Equity Incentive Plan and includes amounts from awards granted in the indicated fiscal year and where applicable prior years. In addition, in January of 2007, the named executive officers were granted additional awards of restricted stock units under our Equity Incentive Plan in respect of fiscal year 2006 performance as follows: Mr. Greenhill, 54,050 RSUs; Mr. Bok, 54,050 RSUs; Mr. Borrows, 53,904 RSUs; Mr. Niehaus, 12,678 RSUs, and Mr. Liu, 9,889 RSUs. All of these awards will vest ratably over five years and the expense associated with such awards will be reported in subsequent proxy statements.

(2)	These amounts reflect the cash awards to the named individuals in 2006, which awards were made in respect of performance in 2005.

(3)	Consists of $6,642,000 in cash distributed in respect of profit overrides on investments made by GCP (‘‘Profit Overrides’’) awarded in previous fiscal years; $77,727 in dividend equivalent payments made in respect of unvested RSUs (‘‘Dividend Equivalent Payments’’); $177,835 of costs and expenses associated with the car and driver we provide for Mr. Greenhill (‘‘Auto Expenses’’); $6,856 in profit sharing contributions and a $1,000 matching contribution to Mr. Greenhill’s 401(k) Profit Sharing Plan. In addition, Mr. Greenhill was awarded a portion of the Profit Overrides on investments to be made by GCP in 2006, subject to vesting (‘‘2006 Profit Override Percentage). Mr. Greenhill’s 2006 Profit Override Percentage was 0.57% for investments made in the first half of 2006 and 0.527% for investments made in the second half of 2006.

(4)	Consists of $8,711,000 in Profit Overrides awarded in previous fiscal years; $53,388 in Dividend Equivalent Payments; $6,856 in profit sharing contributions and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan. Mr. Bok was also awarded a 2006 Profit Override Percentage of 1.790% for investments made in the first half of 2006 and 1.6548% for investments made in the second half of 2006.

(5)	Mr. Borrows’ base salary of $600,000 was paid in British sterling and converted to U.S. dollars using a rate of $1.84 to £1.

(6)	Consists of $1,678,000 in cash distributed in respect of Profit Overrides awarded in previous fiscal years; $76,044 in Dividend Equivalent Payments; and $7,220 of contributions to Mr. Borrows’ defined contribution scheme in the United Kingdom.

(7)	Consists of $20,340,000 in cash distributed in respect of Profit Overrides awarded in previous fiscal years; $24,749 in Dividend Equivalent Payments; and $6,856 in profit sharing contributions and $1,000 in matching contributions to Mr. Niehaus’ 401(k) Profit Sharing Plan. In addition, Mr. Niehaus was awarded a 2006 Profit Override Percentage of 4.47% for investments made in the first half of 2006 and 4.1324% for investments made in the second half of 2006.

(8)	Consists of $177,000 in cash distributed in respect of Profit Overrides awarded in previous fiscal years; $12,427 in Dividend Equivalent Payments; $6,856 in profit sharing contributions and $1,000 in matching contributions to Mr. Liu’s 401(k) Profit Sharing Plan.

Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) (1)	All Other Stock Awards (2)
Robert F. Greenhill	2006	See Note 1	59,027
Scott L. Bok	2006	See Note 1	37,626
Simon A. Borrows	2006	See Note 1	57,843
Robert H. Niehaus	2006	See Note 1	13,632
John D. Liu	2006	See Note 1	8,694

(1)	As described in the ‘‘Compensation Discussion and Analysis’’, bonuses are payable to the named executive officers in part in cash and in part in restricted stock units. Under the terms of our Equity Incentive Plan, the maximum amount which may be paid to any person eligible to receive awards is $10,000,000. As described in the ‘‘Compensation Discussion and Analysis’’ above, the actual amounts paid to our executive officers are determined by our Compensation Committee once the available bonus pool is known and are subject to a percentage cap on each executive officer’s potential bonus which is set by the Compensation Committee at the beginning of each performance period. The actual amounts paid as cash bonuses to our named executive officers in respect of fiscal year 2006 are as follows: Mr. Greenhill, $3,876,061; Mr. Bok, $3,876,061, Mr. Borrows, $3,865,132; Mr. Niehaus, $942,728; and Mr. Liu, $1,201,728. See footnote 1 of the Summary Compensation Table for information on the restricted stock units granted to the named executive officers in respect of 2006.

(2)	These restricted stock units were granted in 2006 as a part of incentive compensation in respect of 2005 performance. One third of these awards will vest on January 1, 2011; the remainder will vest as to 20% on each anniversary of the grant date (the first vesting occurred on January 1, 2007; the awards that vested on that date are included in the amounts shown in this column).

Outstanding Equity Awards at Fiscal Year End 2006

Name	Number of Units That Have Not Vested (1)	Market Value of Units That Have Not Vested (2)
Robert F. Greenhill	52,012 (A) 39,351 (B) 19,676 (C) 111,039	$8,194,678
Scott L. Bok	38,642 (A) 25,084 (B) 12,542 (C) 76,268	5,628,578
Simon A. Borrows	50,791 (A) 38,562 (B) 19,281 (C) 108,634	8,017,189
Robert H. Niehaus	21,724 (A) 9,088 (B) 4,544 (C) 35,356	2,609,273
John D. Liu	9,059 (A) 5,796 (B) 2,898 (C) 17,753	1,310,171

(1)	The units referred to in this column are restricted stock units granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Those awards marked (A) will vest as to 100% of January 1, 2010; those awards marked (B) vested as to 20% on January 1, 2007 and will vest as to 20% on January 1 of each of 2008, 2009, 2010 and 2011; and those awards marked (C) will vest as to 100% on January 1, 2011.

(2)	The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 29, 2006 (the last trading day of 2006), $73.80. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.

Director Compensation

Director Compensation 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
John C. Danforth	$35,000	$35,038	$70,038
Steven F. Goldstone	35,000	35,038	70,038
Stephen L. Key	40,000	40,031	80,031
Isabel V. Sawhill	35,000	35,038	70,038

(1)	These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS123 (R) for awards pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services were rendered to which they relate. The aggregate numbers of shares of common stock owned by our independent directors as of December 31, 2006, were as follows: Mr. Danforth, 2,688 shares, Mr. Goldstone, 4,300 shares, Mr. Key, 4,124 shares and Ms. Sawhill, 4,300 shares. All restricted stock units previously granted to the independent directors are fully vested and the shares of common stock delivered to the directors upon vesting are included in the share numbers in the preceding sentence.

During 2006, directors who were not Greenhill employees received an annual retainer of $70,000 for service on our Board of Directors payable at their option either 100% in cash or 50% in cash and 50% in stock. No separate meeting fees were paid. The chairman of the Audit Committee received an additional annual cash retainer of $10,000, which was paid in a combination of cash and stock. In January 2007, the annual retainer fee for non-employee directors was increased to $100,000, and the additional cash retainer payable to the Chairman of the Audit Committee was increased to $15,000. Directors may now elect to receive 100% of their compensation in the form of stock.

In addition to the annual retainer, each non-employee director receives an award of restricted stock units with a fair market value of $50,000 upon his or her initial appointment or election to the Board.

Our non-employee directors also will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and Board committees. We may also arrange transportation for our directors to and from Board meetings. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans.

Employment, Non-Competition and Pledge Agreements

We entered into employment, non-competition and pledge agreements with those of our managing directors who were members of Greenhill & Co. Holdings, LLC prior to our initial public offering and non-competition and pledge agreements with those of our U.K.-based managing directors who were partners of Greenhill & Co. International LLP prior to our IPO. Signatories to these agreements include our named executive officers. Accordingly, the references in this section to ‘‘managing director’’ only include those managing directors; we also refer to those managing directors in this section as the ‘‘covered managing directors’’. The following are descriptions of the material terms of (1) each such employment, non-competition and pledge agreement and (2) each such non-competition and pledge agreement (other than the base salary, benefits, confidentiality, termination of employment and transfer of client relationships provisions described below which are not included in the non-competition and pledge agreements), including any amounts or time periods that are specific to our named executive officers. With the exception of the few differences noted in the description below, the terms of each employment, non-competition and pledge agreement and non-competition and pledge agreement are in relevant part identical.

Each employment, non-competition and pledge agreement and each non-competition and pledge agreement (other than the base salary, benefits, termination of employment and transfer of client relationships provisions, which are not included in the non-competition and pledge agreements) provides as follows:

Base Salary.    Each covered managing director who devotes 100% of his time to Greenhill will be paid an annual base salary of $600,000. The amount of each covered managing director’s annual salary is subject to annual review by the Compensation Committee. In addition, a covered managing director may be awarded an annual bonus in an amount determined in the sole discretion of the Compensation Committee.

Benefits.    Each covered managing director will be entitled to participate in all of our employee retirement and welfare benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) savings plan, profit sharing plan and equity incentive plan.

Confidentiality.    Each covered managing director is required to protect and use ‘‘confidential information’’ in accordance with the restrictions placed by us on its use and disclosure.

Non-competition.    During the period ending 12 months after the date a covered managing director ceases to provide services to us, or in the case of all initial members of the Management Committee, during the period ending 24 months after the date such managing director ceases to provide services to us, that covered managing director may not:

o	form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

o	engage in any business activity in which we operate.

‘‘Competitive enterprise’’ means any business (or business unit) that engages in any activity in which we or any of our subsidiaries engage at the time such covered managing director ceases to provide services to us, including investment banking financial advisory services and merchant-banking and related services. These restrictions on competition will expire in 2009. As a result, any covered managing director who continues to provide services to us then will no longer be subject to the non-competition restrictions. However, any covered managing director whose service with us terminates prior to May 11, 2009 will remain subject to the non-competition restrictions until the expiration of that covered managing director’s 12-month or 24-month restriction period following his or her termination of service with us, unless the covered managing director’s service with us has been terminated without cause in connection with a Change in Control and the covered managing director will then no longer be subject to the non-competition restrictions. ‘‘Change in Control’’ is defined in our equity incentive plan.

In addition to the provisions relating to non-competition in the agreements described above, that portion of any new grants of restricted stock units which remains unvested at retirement is subject to forfeiture (as defined in the Equity Incentive Plan) unless the retiring managing director enters into a senior advisor agreement with us. The terms of the senior advisor agreement will provide, among other things, that for the three year period during which a retired managing director serves as a senior advisor, he will not compete with us (on the same terms as described above). The non-compete provision in the senior advisor agreement (if and when entered into) would effectively extend the non-compete provisions described above for a period of three years.

Non-solicitation.    During the period ending 12 months after the date a covered managing director ceases to provide services to us, that managing director may not, directly or indirectly, in any manner solicit any of our employees (at an associate or above level) to apply for, or accept employment with, any competitive enterprise.

Liquidated Damages.    In the case of any breach of the non-competition or non-solicitation provisions, the breaching managing director will be liable for liquidated damages. The amount of liquidated damages for each named executive officer is as follows:

o	Robert F. Greenhill: $56.6 million

o	Scott L. Bok: $18.8 million

o	Simon A. Borrows: $18.8 million

o	Robert H. Niehaus: $14.2 million

o	John D. Liu: $2.0 million

For each of the other covered managing directors, the amount of liquidated damages is between $2.0 million and $18.8 million.

Pledge in Connection with Liquidated Damages.    The liquidated damages provision in each covered managing director’s employment, non-competition and pledge agreement or non-competition and pledge agreement, as applicable, will be secured by a pledge of our common stock owned by that managing director (including through indirect ownership and ownership through affiliated entities), subject to a minimum pledge of our common stock generally with a value equal to the liquidated damages amounts described above. Each pledge of our common stock will terminate on the earliest to occur of:

o	the death of the relevant managing director;

o	the expiration of the 12-month period or 24-month period, as applicable, following the termination of the service of the relevant managing director or, if the relevant managing director’s service with us was terminated without cause in connection with a Change in Control (as defined in the equity incentive plan described below), on the date of the managing director’s termination of service; or

o	May 11, 2009 (unless service has been terminated earlier).

These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards.

Transfer of Client Relationships.    Each covered managing director is required, upon cessation of his or her services, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

Termination of Employment.    Each employment, non-competition and pledge agreement may generally be terminated by either that covered managing director or us on 90 days’ prior written notice, subject to the continuing survival of the non-competition, non-solicitation, liquidated damages, transfer of client relationships and confidentiality provisions described above, to the extent applicable.

Nonexclusivity.    The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief to which we may be entitled for a breach of the non-competition provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the firm. Therefore, to ensure such transactions are given due consideration, both our Audit Committee and our Nominating and Governance Committee are charged with, among other things, the responsibility for reviewing transactions between the firm and related parties.

Related Transactions Involving Our Directors and Executive Officers

Tax Indemnification Agreement and Related Matters

An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation’s taxes for periods prior to its initial public offering. In contrast, the members of our predecessor Greenhill & Co. Holdings, LLC, rather than Greenhill, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of Greenhill & Co. Holdings, LLC and its affiliates prior to the IPO. In connection with the IPO, we entered into a tax indemnification agreement to indemnify each member (and beneficial owner thereof) of Greenhill & Co. Holdings, LLC and each partner of Greenhill & Co. International LLP (including Messrs. Greenhill, Bok, Borrows, Niehaus and Liu) against certain increases in each tax indemnitee’s taxes that relate to activities of Greenhill & Co. Holdings, LLC and its affiliates in respect of periods prior to the IPO. We will be required to make additional payments to offset any taxes payable by a tax indemnitee in respect of payments made pursuant to the tax indemnification agreement only to the extent the payments made to that tax indemnitee exceed a fixed amount. Any such payment of additional taxes by Greenhill, Inc. will be offset by any tax benefit received by the additional tax indemnitee.

The tax indemnification agreement includes provisions that permit Greenhill, Inc. to control any tax proceeding or contest which might result in being required to make a payment under the tax indemnification agreement.

Transfer Rights Agreements

Persons and Shares Covered.    At the time of our IPO, we entered into a transfer rights agreements with each of our covered managing directors, including our named executive officers. The shares covered by each covered managing director’s transfer rights agreement include all shares of our common stock owned by that covered managing director as of the closing of the IPO (including through indirect ownership and ownership through affiliated entities) and shares received by that managing director (directly or indirectly) in exchange for or in respect of his or her shares of our common stock by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of shares, but does not include any restricted stock units awarded to that managing director under our equity incentive plan. The shares of our common stock covered by each transfer rights agreement are referred to as covered shares.

When a covered managing director ceases to be our employee for any reason other than death, the managing director will continue to be bound by all the provisions of the transfer rights agreement until the covered managing director holds (directly or indirectly) all covered shares free from the transfer restrictions described below and thereafter he or she will no longer be bound, in general, by the provisions other than the continuing provisions of the transfer rights agreement.

Each transfer rights agreement will remain in effect in the event the covered shares are converted into a different security as a result of a business combination or other similar transaction.

Transfer Restrictions.    Each covered managing director has agreed, among other things, except as described below, not to transfer, and to maintain sole beneficial ownership of, his or her covered shares until May 11, 2009. Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities.

Sales Through Underwritten Public Offerings.    Our underwritten public offering committee, as described below, may approve one or more underwritten public offerings to sell covered shares, subject to the restrictions described below. Each covered managing director who:

o	continues to work for us or has suffered a termination of employment resulting from a disability (or the heir or estate of any managing director who has died) or

o	retired from us at age 65 or greater with not less than two years of service with us following May 11, 2004,

will be entitled to participate in such an underwritten public offering on a pro rata basis with the covered shares of all other managing directors so participating, or on a lesser basis at his or her request. We may (but are not obligated to) give priority to managing directors who have increased tax liabilities of the types we have agreed to indemnify (see ‘‘Certain Relationships and Related Transactions — Tax Indemnification Agreement and Related Matters’’). Our underwritten offering committee currently consists of Robert F. Greenhill (who chairs the committee), Scott L. Bok and Simon A. Borrows. Approval of an underwritten offering by the committee will require approval of either the chair of the committee or the joint approval of the other two members of the committee. Approval of an underwritten public offering by the committee is subject to the further limitations contained in each transfer rights agreement, including that we have the right to refuse to effect an underwritten public offering at the request of our covered managing directors if the number of shares included in the request is less than 5% of the number of shares of common stock outstanding at the time the request is made.

Covered shares will also be subject to any underwriters’ lock-up then in effect.

In addition, subject to the approval of the underwritten offering committee, our covered managing directors will have the right to participate in underwritten offerings effected by the Company for other purposes, subject to the limitations described above and certain other limitations.

Furthermore, the Compensation Committee may approve requests by a covered managing director to transfer covered shares to family members, family trusts or charitable organizations, which transferees will be subject to the same transfer restrictions under the transfer rights agreement.

Sales in Compliance With Rule 144 Under the Securities Act of 1933.    Consistent with the transfer restrictions described above, and other than in compliance with the exceptions described above, managing directors generally will not be permitted to transfer covered shares prior to May 11, 2009 through sales effected in compliance with Rule 144 under the Securities Act of 1933 or otherwise. However, each of Robert F. Greenhill. Lord James Blyth and Harvey R. Miller are permitted to sell (or cause to be sold through affiliated entities) covered shares in compliance with Rule 144 under the Securities Act of 1933. Furthermore, upon a termination of a managing director’s employment due to his or her death or disability, such managing director or his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144 under the Securities Act of 1933, regardless of when such termination of employment occurred.

Compliance With Securities Laws.    In addition to the restrictions set forth above, covered managing directors will need to comply with applicable securities laws in connection with any transfer of our common stock and may need to deliver an opinion of counsel in connection with any transfer.

All transfer restrictions applicable to a covered managing director under the transfer rights agreement terminate upon death of such managing director.

Dividends.    To the extent dividends are paid on covered shares while the covered managing director remains subject to the transfer restrictions of the transfer rights agreement, the covered managing director will be entitled to such dividends.

Voting.    Each covered managing director will be entitled to full voting rights with respect to his or her covered shares.

Term and Amendment.    Each transfer rights agreement will continue in effect until May 11, 2014 unless earlier terminated by us. Each transfer rights agreement may generally be amended or waived at any time by the mutual consent of the covered managing director and us.

Relationship with Greenhill Capital Partners and Greenhill SAVP’s Funds

Greenhill has an indirect interest in two different merchant banking funds and one venture fund, which we refer to as Greenhill Capital Partners I (or Fund I), Greenhill Capital Partners II (or Fund II) and Greenhill SAVP (or GSAVP), each of which consists of several related fund vehicles which invest in parallel on a pro rata basis (we refer to those funds collectively as the ‘‘Funds’’).

Each of the Funds is advised by a managing general partner, which makes investment decisions and is entitled to receive from the funds an override of 20% of the profits earned by the funds over specified thresholds, subject to certain exceptions. In particular, Fund I is advised by two general partners, which we refer to as the Original General Partner and the Managing General Partner. The Original General Partner is entitled to an override of 20% of the profits earned by Fund I over a specified threshold, in each case solely with respect to investments made by Fund I prior to 2004. The Managing General Partner is entitled to receive from Fund I an override of 20% of the profits earned by the funds over a specified threshold with respect to all other investments of Fund I. The Original General Partner is controlled by Robert F. Greenhill, Scott L. Bok, Robert H. Niehaus and V. Frank Pottow in their individual capacities. Greenhill has an indirect minority, non-controlling interest in the Original General Partner and is entitled to 5% to 11% of the profit overrides earned by the Original General Partner in Fund I. The remainder of the profit overrides have been allocated to managing directors and officers of Greenhill.

The managing general partners of the Funds (other than the Original General Partner) are controlled by Greenhill. Greenhill recognizes as revenue 100% of the profit overrides earned by the managing general partners (except as described above). Approximately one-half of such profit override is allocated as compensation, at the discretion of Greenhill, to Greenhill managing directors and other employees involved in the management of Funds.

On June 7, 2005, Greenhill completed the final closing of Fund II and on September 30, 2006, the final closing of GSAVP. Total committed capital for Fund II was $875 million, of which Greenhill’s wholly-owned subsidiary Greenhill Capital Partners, LLC committed $88.5 million and Greenhill’s managing directors (including all of its executive officers), senior advisors and other professionals personally committed a further $136 million. Total committed capital for GSAVP was $101.5 million, of which Greenhill’s wholly-owned subsidiary Greenhill Venture Partners, LLC committed $10.9 million and Greenhill’s managing directors (including all of its executive officers), senior advisors and other professionals personally committed a further $22.6 million.

In connection with the closing of Fund II and GSAVP, certain subsidiaries of Greenhill and those employees who made capital commitments to the Funds (including all of the executive officers) entered into a series of agreements with Funds (the ‘‘Partnership Agreements’’). The principal terms of such Partnership Agreements are as follows.

All limited partners in Fund II and GSAVP who are managing directors or other employees of Greenhill have agreed to pay during the commitment period an annual management fee to the managing general partner of Fund II (equal to 1.5% of the capital committed by such limited partners) and GSAVP (equal to 2.5% of the capital committed by such limited partners). The commitment period for Fund II will terminate on March 31, 2010 and for GSAVP on March 31, 2011, in each case, unless terminated earlier by the general partner in accordance with the terms of the applicable Partnership Agreements. Upon termination of the relevant commitment period, the annual management fee will be reduced to 1% of the invested capital in the case of Fund II and 1.5% in the case of GSAVP. No management fee or profit override is payable in respect of the capital committed by Greenhill. Limited partners who are employees of Greenhill (with certain exceptions) have also agreed to pay to the managing general partners of the Funds one-half of the profit overrides described above. The Partnership Agreements also provide for the payment by the limited partners of certain expenses incurred by the general partner and for the indemnification of the general partner, its affiliates and their employees under certain circumstances.

Subsidiaries of Fund I and Fund II (the ‘‘Borrowers’’) entered into a credit agreement with Morgan Stanley Mortgage Capital, Inc., as administrative agent, and certain other lenders named therein. Under the terms of the credit agreement the Borrowers borrowed an aggregate of $168 million, secured by all of the shares of Global Signal Inc. common stock owned by the Borrowers. Under the terms of a recourse agreement, the lenders had recourse to Greenhill Capital Partners, LLC in the event of fraud or intentional or grossly negligent misrepresentations by the Borrowers or the institution of insolvency proceedings by or against either Borrowers, Greenhill Capital Partners LLC or the Funds. Proceeds from the loan were used to fund distributions to the limited partners of the Funds, which include executive officers of Greenhill. The entire remaining balance of these loans was repaid in January 2007.

Relationship with Barrow Street Capital

Barrow Street Capital LLC, or Barrow Street Capital, is a real estate merchant banking firm founded in 1997. One of Barrow Street Capital’s two managing principals is Robert F. Greenhill, Jr., son of Robert F. Greenhill, the Chairman and Chief Executive Officer of Greenhill. Barrow Street Capital’s chairman is Peter C. Krause, one of Greenhill’s managing directors, and its investment committee includes Robert F. Greenhill, Jr., Robert F. Greenhill and Peter C. Krause and other principals of Barrow Street Capital.

Until August 2006, Barrow Street Capital used, and reimbursed us at cost for, a portion of our office space and other facilities. In 2006 we billed Barrow Street Capital $303,590 under these arrangements. In addition, through December 31, 2006, the managing principals and employees of Barrow Street Capital participated in Greenhill’s health care plans and paid the associated incremental premiums. They no longer participate in Greenhill’s health care plans.

The Barrow Street Capital Real Estate Funds

Greenhill has committed $5.0 million to Barrow Street Capital Real Estate Fund III (‘‘BSREF III’’), with its investment bearing no management fees or profit override. Certain of Greenhill’s managing directors also committed capital to BSREF III. Greenhill’s investment will entitle it to receive 25% of any profit overrides earned by BSREF III. Greenhill’s managing directors (other than Peter C. Krause in his capacity as Chairman of Barrow Street Capital) receive no participation in profit overrides in BSREF III.

Use of Corporate Aircraft

Through our wholly-owned subsidiary Greenhill Aviation Co., LLC, we own and operate an airplane that is used by our employees for transportation on business travel and by Robert F. Greenhill and his spouse for transportation on business and personal travel. We bear all costs of operating the aircraft, including the cost of maintaining air and ground crews. We have an aircraft expense policy in place that sets forth guidelines for personal and business use of the airplane. Expenses attributable to the personal use of the airplane by Mr. Greenhill and his spouse are included in his earnings as a taxable fringe benefit in accordance with federal income tax requirements. Mr. Greenhill reimburses the company for the actual out of pocket costs associated with the operation of the company’s aircraft in connection with the personal use thereof by Mr. Greenhill. In 2006, Mr. Greenhill reimbursed us $171,580 for such costs incurred in 2006.

In addition, employees of Greenhill from time to time use airplanes personally owned by Mr. Greenhill for business travel. In those instances, Mr. Greenhill invoices us for the travel expense on terms we believe are comparable to those we could secure from an independent third party. During 2006 we paid $26,414 to an entity controlled by Mr. Greenhill on account of such expenses.

Use of Hangar Space

Riversville Aircraft Corporation, an entity controlled by Robert F. Greenhill, uses and reimburses us for a portion of the hangar space we lease at the Westchester County Airport. In 2006 Riversville Aircraft Corporation paid us $46,800 in rent and related costs. Riversville Aircraft Corporation reimburses us for its use of a portion of the hangar space on terms we believe are comparable to those we could secure from an independent third party.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.

The consolidated financial statements of Greenhill, Inc. for the year ended December 31, 2006, were audited by Ernst & Young LLP, independent auditors for Greenhill.

As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;

2.	Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees);

3.	Received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4.	Discussed with the independent auditors their independence.

Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited consolidated financial statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Greenhill

Stephen L. Key, Chairman
John C. Danforth
Isabel V. Sawhill

Auditor Fees

Ernst & Young LLP served as our principal auditors for 2006. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for fiscal years 2005 and 2006 as well as fees for the review of our interim consolidated financial statements for each quarter in fiscal years 2005 and 2006 and for all other services performed for fiscal years 2005 and 2006 by Ernst & Young LLP.

	2005	2006
Audit Fees	$530,000	$609,555
Audit-Related Fees	182,400	93,870
Tax Fees	266,800	68,531
All Other Fees	21,609	11,540

In addition, Ernst & Young LLP served as the auditors of Greenhill Capital Partners and GSAVP and received fees for audit, tax and other services rendered in 2005 and 2006 of $384,625 and $753,411, respectively.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the chairperson of the Audit Committee.

ITEM 2 — RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditors for the year ending December 31, 2007. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this appointment. If the selection is not ratified, our Audit Committee will reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Greenhill and our subsidiaries for the year ending December 31, 2007. Proxies will be voted FOR ratifying this selection unless otherwise specified.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2008 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: Secretary, on or before December 10, 2007. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

AVAILABLE INFORMATION

Our 2006 Annual Report to Stockholders and our Form 10-K, including financial statements for the year ended December 31, 2006, accompany this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2006 or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our Web site at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

April 25, 2007

PROXY VOTING INSTRUCTIONS

MAIL- Date, sign and mail your proxy card in the
envelope provided as soon as possible.
                            -or-
INTERNET- Access ‘‘www.voteproxy.com’’ and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

↓  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.  ↓

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ‘‘FOR’’ BOTH PROPOSAL 1 AND PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors for term specified in the Proxy Statement: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Robert F. Greenhill O Scott L. Bok O Simon A. Borrows O John C. Danforth O Steven F. Goldstone O Stephen L. Key O Isabel V. Sawhill	2. Ratification of selection of Ernst & Young LLP as independent auditors.
              FOR               AGAINST           ABSTAIN

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is specified, this proxy will be voted FOR the nominees listed at left and FOR proposal 2 as recommended by the Board of Directors.

If you vote through the Internet, Please DO NOT mail back this proxy card.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark ‘‘FOR ALL EXCEPT’’ and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder ____________________ Date: __________ Signature of Stockholder ____________________  Date: __________

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

300 PARK AVENUE
NEW YORK, N.Y. 10022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert F. Greenhill, Scott L. Bok and Simon A. Borrows as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Greenhill & Co., Inc. held of record by the undersigned on March 12, 2007, at 10:00 A.M., at the Annual Meeting of Stockholders to be held at The Waldorf Astoria located at 301 Park Avenue, New York, New York 10022, on April 25, 2007, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)